Exhibit 4.7
Description of Capital Stock
The following descriptions are summaries of the capital stock of Outbrain Inc. (“we,” “our,” “us” or the “Company”) certain material terms of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”). These descriptions are qualified in their entirety by reference to the Certificate of Incorporation and the Bylaws. We encourage you to read our Certificate of Incorporation and Bylaws for a more complete description.
General
Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, $0.001 per share, all of which shares of preferred stock are undesignated.
Common Stock
Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors (the “Board”) out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends in the foreseeable future.
Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.
Rights and Preferences
Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
The outstanding shares of our common stock are validly issued, fully paid and non-assessable.
Preferred Stock
Our Board is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to 100,000,000 shares of preferred stock, in one or more series, each series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as our Board determines. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. We have no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Registration Rights
Our investors’ rights agreement entitles our stockholders to certain registration rights. In accordance with this agreement, and subject to conditions listed below, the following entities that each beneficially own more than 5% of our outstanding stock or are our directors or executive officers are among those entitled to registration rights under the agreement: Lightspeed, Viola Ventures, entities affiliated with Gemini Israel, entities affiliated with Index Ventures, G+J, and our Co-Founder and Co-Chief Executive Officer, Yaron Galai, and our Co-Founder and General Manager, Israel, Ori Lahav.
Form S-1 Demand Rights.   Beginning six months following the closing of our initial public offering and until the fifth anniversary thereafter, upon the written request of the holders of more than 35% of the common stock issued upon conversion of the convertible preferred stock and held by our former preferred stockholders, we are required to file a registration statement in respect of the common stock held by our former preferred stockholders. Following a request to effect such a registration, we are required to give written notice of the request to the other holders of registrable securities and offer them an opportunity to include their stock in the registration statement. We are not required to effect more than two registrations on Form S-1 and we are only required to do so if the minimum aggregate offering price stated in any such demand is at least $5.0 million.
Form S-3 Demand Rights.   Upon the written request of any former preferred stockholder holding common stock issued upon conversion of the convertible preferred stock, we are required to file a registration statement on Form S-3 in respect of the common stock held by our former preferred stockholders. Following a request to effect such a registration, we are required to give written notice of the request to the other holders of registrable securities and offer them an opportunity to include their stock in the registration statement. We are not required to effect a registration on Form S-3 if we have already effected a registration on Form S-3 within the nine month period preceding the date of such request and are only required to do so if the aggregate price to the public, net of any underwriters’ discounts or commissions, from any such registration is estimated to be at least $1.0 million.
Piggyback registration rights.   Stockholders holding registrable securities also have the right to request that we include their registrable securities in any registration statement filed by us in the future for the purposes of a public offering for cash, subject to specified exceptions. Holders of registrable securities continue to have the right to include any registrable securities in subsequent piggyback registration statements regardless of whether the holder has opted out of such past registration statements.
Cutback.   In the event that the managing underwriter advises us in writing that marketing factors require a limitation on the number of shares that can be included in a registered offering, the shares will be included in the registration statement in an agreed order of preference among the holders of registration rights. We have first preference but the aggregate amount of registrable securities registered for our stockholders may not be reduced below 25% of the aggregate amount of securities included in the offering.
Termination.   With respect to any of our holders of registrable securities that hold less than 1% of our outstanding equity securities, registration rights terminate when the shares held by such stockholder can be sold within a three-month period under Rule 144.
Expenses.   We will pay all expenses in carrying out the foregoing registrations other than any underwriting discounts and commissions.
Forum Selection Clause
Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf,

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(ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock of the corporation will be deemed to have notice of and consented to the forum selection clause.
The exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Securities Act or the Exchange Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act and Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act.
Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law
Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.
Board Composition and Filling Vacancies.   Our Certificate of Incorporation provides for the division of our Board into three classes serving staggered three-year terms, with one class being elected each year. Our Certificate of Incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on the Board, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum, unless otherwise determined by our Board to be filled by stockholders. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our Board.
Undesignated Preferred Stock.   Our Certificate of Incorporation provides for 100,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board was to determine that a takeover proposal is not in the best interests of our stockholders, the Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Certificate of Incorporation grants our Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.
No Written Consent of Stockholders.   Our Certificate of Incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

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Meetings of Stockholders.   Our Certificate of Incorporation and Bylaws provide that only the chairperson of the Board, the lead independent director, if any, the chief executive offer, the president or a majority of the total authorized number of directors may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Advance Notice Requirements.   Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely delivered in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 75 days nor more than 105 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.
Amendment to Certificate of Incorporation and Bylaws.   Any amendment to the Certificate of Incorporation must first be approved by a majority of the Board, and if required by law or the Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and, if applicable, by a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, the amendment of our Bylaws, board composition, director liability and the amendment of our Certificate of Incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment voting together as a single class. Our Bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws, and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our Board recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.
Section 203 of the Delaware General Corporation Law
We are a Delaware corporation that is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. An “interested stockholder” is a stockholder who owns 15% or more of a corporation’s outstanding voting stock.
Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or
•at or after the time the stockholder became interested, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Listing
Our common stock is traded on The Nasdaq Stock Market LLC under the trading symbol “OB.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The transfer agent and registrar’s address is 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219.

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